Exhibit 99.1

Comstock Closes Sale of Previously Announced Multi-Family Project

RESTON, Va., March 8, 2012 (GLOBE NEWSWIRE) — Comstock Homebuilding Companies, Inc. (“Comstock” or “Company”) (Nasdaq:CHCI) announced that on March 7, 2012, Comstock Cascades II L.C., an entity in which the Company has a controlling interest, closed on the previously announced sale of the Potomac Square Apartment project for $19.35 million. After repayment of the existing construction loan and minority investor’s equity, current net proceeds to the Company will be approximately $4.7 million.

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock is a multi-faceted real estate development and services company. Our substantial experience in building a diverse range of products and track record of developing successful projects has positioned Comstock as a prominent real estate development and services company in the Washington, DC market. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or its projects, please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT: Joe Squeri

Chief Financial Officer

703.230.1229